EXHIBIT 99.1

1510 West Loop South    Houston, Texas 77027    Main 713/850-1010    Exec. 713-386-7000    Fax 713/386-7070

Landry’s Restaurants, Inc. (‘LNY’/NYSE) Reports First Quarter 2006 Revenues of $357.0

Million and Earnings Per Share (Diluted) of $0.32

HOUSTON, May 10/PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), one of the nation’s largest casual dining, hospitality and entertainment companies announced its earnings for the first quarter ended March 31, 2006.

Revenues for the three months ended March 31, 2006, totaled $357.0 million, as compared to $281.3 million a year earlier. Excluding the Golden Nugget, revenues increased $12.2 million. Net interest expense, primarily associated with the acquisition of the Golden Nugget in September 2005, increased $6.3 million to $14.9 million pre-tax in the first quarter of 2006 compared to $8.6 million pre-tax in the first quarter of 2005. As a result, net income for the first quarter was $7.0 million, compared to $7.4 million in the previous year, while earnings per share (diluted) for the quarter were $0.32, compared to $0.29 in 2005. Same store sales for the Company’s restaurants were positive 2.1% for the quarter.

Tilman J. Fertitta, Chairman of the Board, President and Chief Executive Officer stated, “We are very pleased with the continued strong results at the Golden Nugget properties, particularly in downtown Las Vegas. We remain extremely optimistic about the Golden Nugget’s potential when our renovations are completed.”

Rick H. Liem, Senior Vice President and Chief Financial Officer added, “Our first quarter 2006 earnings reflect an additional $0.02 per share (diluted) for stock based compensation and $0.01 per share (diluted) for rent expensed during construction in accordance with the new accounting pronouncements.”

Rick H. Liem added, “We are excited about our first T-Rex Cafe scheduled to open in July 2006, and expect to incur pre-opening costs in the second quarter of approximately $0.9 million pre-tax, which combined with acquisition interest expense will result in an estimated second quarter impact of $0.04 per share (diluted). The Joe’s Crab Shack Evolution is proceeding and we continue to receive positive feedback. The costs associated with the added value for our customers, including free salad and bread as well as fresh fish offerings, and the additional labor associated with the improved service initiatives are higher than we originally anticipated. We expect the second quarter to reflect additional costs of approximately $1.5 million pre-tax or $0.05 per share (diluted). We also expect our other restaurant concepts to continue their positive trends resulting in improved earnings per share (diluted) of approximately $0.02 for the quarter, partially mitigating the Evolution costs.”

Tilman J. Fertitta remarked, “Where I have always said I would not do a dilutive deal, T-Rex provides two Disney locations, the gold standard for restaurant locations. Our existing three Disney locations generate over $80.0 million in annual revenues.”

The Company opened six new restaurants during the first quarter, including a Joe’s Crab Shack in the Golden Nugget – Laughlin, two Saltgrass Steakhouses, the first two Saltgrass Steakhouse units outside of Texas, and a Rainforest Cafe on the San Antonio Riverwalk.

The Company operated 317 full service restaurants as of March 31, 2006, primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House seafood restaurants, the Rainforest Cafe and Saltgrass Steak House restaurants as well as several limited service restaurants, hotels, amusements and retail outlets. In addition, the Company owns and operates the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada. The Company reported 2005 annual revenues of $1.3 billion and net income of $44.8 million.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President		Senior Vice President
	and CEO		and CFO
	(713) 850-1010		(713) 850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED March 31, 2006		FOR THE QUARTER ENDED March 31, 2005
REVENUES	$356,999	100.0%	$281,345	100.0%
COST OF SALES	86,069	24.1%	78,584	27.9%
LABOR	117,931	33.0%	83,532	29.7%
OTHER OPERATING EXPENSES	90,666	25.4%	69,997	24.9%
UNIT LEVEL PROFIT	$62,333	17.5%	$49,232	17.5%
GENERAL & ADMINISTRATIVE	17,053	4.8%	13,686	4.9%
PRE-OPENING COSTS	2,072	0.6%	920	0.3%
DEPRECIATION & AMORTIZATION	18,454	5.2%	14,755	5.2%
ASSET IMPAIRMENT EXPENSE	888	0.2%	—	0.0%
TOTAL OPERATING INCOME	$23,866	6.7%	$19,871	7.1%
OTHER EXPENSE (INCOME)	13,642		9,021
INCOME BEFORE TAXES	10,224		10,850
TAX PROVISION	3,272		3,472
NET INCOME	$6,952		$7,378
EARNINGS PER SHARE - (Basic)	$0.33		$0.30
AVERAGE SHARES - (Basic)	21,300		24,600
EARNINGS PER SHARE - (Diluted)	$0.32		$0.29
AVERAGE SHARES - (Diluted)	22,050		25,500

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Net Income	$6,952		$7,378
Add Back:
Tax Provision	3,272		3,472
Other Expense (Income)	13,642		9,021
Depreciation and Amortization	18,454		14,755
Asset Impairment Expense	888		—
EBITDA	$43,208		$34,626

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Millions except per share amounts)

	March 31, 2006	December 31, 2005
Cash & Equivalents	$40.9	$39.2
Other Current Assets	112.4	107.2

Total Current Assets	153.3	146.4

Property & Equipment, Net	1,421.0	1,380.3
Other Assets	97.9	85.9

Total Assets	$1,672.2	$1,612.6

Current Liabilities	$241.5	$220.5
Long-Term Debt	831.0	816.0
Other Non-current	75.9	59.3

Total Liabilities	1,148.4	1,095.8

Total Stockholders’ Equity	523.8	516.8

Total Liabilities & Equity	$1,672.2	$1,612.6

Net Book Value per share	$23.80	$23.93